EXHIBIT 99.1

Stamps.com Investor Contact	Press Contact:
Stamps.com Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES FIRST QUARTER 2009 RESULTS

PC Postage Revenue of $18.3 million; GAAP Net Income of $1.2 million; Non-GAAP Diluted Earnings Per Share of $0.13

LOS ANGELES – April 23, 2009 – Stamps.com® (Nasdaq:STMP), the leading provider of online postage for small businesses, enterprises, and advanced shippers, today announced results for the first quarter ended March 31, 2009.

For the first quarter:

•
PC Postage® revenue, including service revenue, store revenue and insurance revenue, was $18.3 million, up 1% from the first quarter of 2008. Excluding the enhanced promotion channel (which consists of online programs where additional promotions are offered to customers), PC Postage revenue was $16.6 million, up 6% from the first quarter of 2008.

•
The Company continued its focus on improving profitability in the PhotoStamps business with a reduction in sales and marketing cost by approximately 41% versus the first quarter of 2008; the lower sales and marketing spending level contributed to a 43% decline in first quarter PhotoStamps revenue versus the first quarter of 2008.

•	With the decline in the PhotoStamps business, total revenue was down 5% versus the first quarter of 2008 to $20.0 million.
•
Total gross margin was 73.2% versus 72.2% in the first quarter of 2008. PC Postage gross margin was 77.8% versus 79.3% in the first quarter of 2008, and PhotoStamps gross margin was 24.1% versus 29.2% in the first quarter of 2008.

•
GAAP net income was $1.2 million, or $0.07 per fully diluted share. This includes a $0.8 million non-cash stock-based compensation expense and a $0.2 million adjustment resulting from the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes.

•	Excluding the FASB Statement 123R expense and the income tax adjustment, non-GAAP income from operations was $1.9 million and non-GAAP net income per fully diluted share was $0.13.

“The macro-economic environment for the first quarter remained difficult but we saw reasonable performance in our PC Postage business,” said Ken McBride, Stamps.com president and CEO. “Excluding the enhanced promotion channel, we saw six percent overall revenue growth in PC Postage and a five percent increase in the number of customers that paid for our service versus the first quarter of 2008. New customer acquisition, however, remained challenging during the first quarter. Overall, we continue to believe that our core PC postage business is very stable and we expect that this recurring revenue business will allow us to continue to produce solid earnings in tough times.”

First Quarter 2009 Detailed Results

Stamps.com reported 2009 first quarter GAAP net income of $1.2 million.  On a per share basis, total 2009 first quarter GAAP net income was $0.07 based on fully diluted shares outstanding of 17.0 million. First quarter GAAP net income was reduced by a non-cash cost of $0.8 million for FASB 123R stock-based compensation expense and reduced by an income tax adjustment of $0.2 million resulting from the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes based on new legislation which was signed on September 23, 2008 and is effective for tax years 2008 and 2009. Non-GAAP and GAAP amounts are reconciled in the following table:

First Quarter Fiscal 2009
All amounts in millions except	Non-GAAP	FASB	Income Tax	GAAP
per share or margin data:	Amounts	123R	Adjustment	Amounts

Cost of Sales	$5.31	$0.07	$-	$5.38
Research & Development	2.06	0.16	-	2.23
Sales & Marketing	7.87	0.19	-	8.06
General & Administrative	2.90	0.37	-	3.26
Total Expenses	18.14	0.79	-	18.93

Gross Margin	73.5%	(0.4%)	-	73.2%

Income from Operations	1.91	(0.79)	-	1.11
Interest and Other Income	0.36	-	-	0.36
Pre-Tax Income	2.27	(0.79)	-	1.47

Provision for Income Taxes	(0.04)	-	(0.21)	(0.25)

Net Income	$2.22	$(0.79)	$(0.21)	$1.22

On a diluted per share basis	$0.13	$(0.05)	$(0.01)	$0.07

Shares used in per share calculation	16.99	16.99	16.99	16.99

Excluding the FASB Statement 123R expense and income tax adjustment, 2009 first quarter non-GAAP net income was $2.2 million or $0.13 per fully diluted share based on fully diluted shares outstanding of 17.0 million. This compares to 2008 first quarter non-GAAP net income per fully diluted share excluding 123R expenses of $0.14 (there were no comparable income tax adjustments in the 2008 period). Thus, non-GAAP first quarter diluted earnings per share excluding 123R-related expenses were down 5% versus the same quarter last year.

Share Repurchase

During the first quarter, the Company repurchased a total of 0.8 million shares for a total cost of $6.9 million. Since 2006 to date the Company has spent a total of approximately $95 million on its share repurchase programs.

On February 5, 2009, Stamps.com’s Board of Directors approved a new share repurchase plan authorizing the Company to repurchase up to 2.5 million shares of Stamps.com stock through August 2009. Under this plan to date, the Company has repurchased 0.7 million shares for a total cost of $5.6 million.

The timing of share purchases, if any, and the number of shares to be bought at any one time will depend on market conditions and also will depend on the Company’s assessment of risk that its NOL asset could be impaired if such a repurchase were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

PhotoStamps

During the first quarter, approximately 104 thousand sheets were shipped to customers.  The Company continued its program to increase profitability in the PhotoStamps business, reducing the overall level of sales and marketing costs in this area by approximately 41% versus the first quarter of 2008. As a result of the reduced level of sales and marketing activity, total first quarter PhotoStamps revenue was $1.7 million, a decrease of 43% versus the first quarter of 2008.

Business Outlook

Stamps.com currently expects total 2009 revenue to be $80 to $90 million. 2009 GAAP net income per share is expected to be $0.20 to $0.40, including approximately $3 million of 2009 FASB Statement 123R stock-based compensation expense and $0.5 to $1.0 million of expected taxes resulting from the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes. Excluding the FASB Statement 123R expenses and the additional California income taxes, non-GAAP 2009 net income per fully diluted share is expected to be $0.40 to $0.60.

Net Operating Losses (NOL) and Protective Measures

Stamps.com currently has approximately $240 million in Federal NOLs and $150 million in State NOLs, with a potential value of up to $95 million in tax savings over the next 15 years.  Under Internal Revenue Code Section 382 rules, if a change of ownership is triggered, the Company’s NOL asset may be impaired. A change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more 5% shareholders within a three-year period. We estimate that as of March 31, 2009 the Company was at an approximately 32% level compared with the 50% level that would trigger impairment of our NOL asset.

During the second quarter of 2008, the Company received shareholder approval to amend its articles of incorporation in order to protect its NOL asset (the “NOL Protective Measures”) and those measures are now in effect. Under the NOL Protective Measures there is no change to the way that existing Stamps.com shares are held or traded, but any person, company or investment firm which wishes to become a “5% shareholder” of Stamps.com must first obtain a waiver from the Company’s board of directors. In addition, any person, company or investment firm which is already a “5% shareholder” of Stamps.com cannot make any additional purchases of Stamps.com stock without a waiver from the Company’s board of directors.

Stamps.com currently has 16.3 million shares outstanding and therefore ownership of 815 thousand shares or greater would currently constitute a “5% shareholder”. Stamps.com strongly urges that any stockholder contemplating owning more than 650 thousand shares contact the Company before doing so.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past three fiscal years and through the current quarter is available currently at http://investor.stamps.com (under a tab on the left side called Company Information, Current and Previous Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call.  Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s online postage service enables small businesses, enterprises, advanced shippers and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, Office Depot, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. PhotoStamps is currently available under authorization of the U.S. Postal Service for its fourth phase market test with an authorization through May 16, 2009. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as NFL® or Collegiate. Since launching PhotoStamps in May 2005, more than 70 million individual PhotoStamps have been shipped to customers. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picassa, HP/Snapfish, Costco, Adobe, and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information about the impact of the adoption of the accounting standard FASB 123R. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-offs, litigation charges, income tax adjustments, and income tax benefits enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended
	March 31,
	2009	2008
Revenues:
Service	$15,314	$15,197
Product	2,617	2,483
Insurance	404	388
PhotoStamps	1,713	3,004
Total revenues	20,048	21,072
Cost of revenues:
Service	3,008	2,742
Product	945	880
Insurance	125	120
PhotoStamps	1,300	2,127
Total cost of revenues	5,378	5,869
Gross profit	14,670	15,203
Operating expenses:
Sales and marketing	8,064	8,623
Research and development	2,227	1,943
General and administrative	3,264	3,943
Total operating expenses	13,555	14,509
Income from operations	1,115	694
Other income:
Interest income	357	917
Other income	-	21
Total other income, net	357	938
Income before income taxes	1,472	1,632
Provision (benefit) for income taxes	250	(3,566)
Net income	$1,222	$5,198
Net income per share:
Basic	$0.07	$0.26
Diluted	$0.07	$0.26
Weighted average shares outstanding:
Basic	16,864	19,723
Diluted	16,992	19,950

CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2009	2008

ASSETS
Cash and investments	$70,254	$74,059
Trade accounts receivable	2,671	2,962
Other accounts receivable	672	1,201
Other current assets	3,855	4,426
Property and equipment, net	2,857	3,086
Intangible assets, net	502	505
Deferred tax	3,671	3,671
Other assets	3,568	3,348
Total assets	$88,050	$93,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,008	$11,174
Deferred revenue	$3,583	$3,743
Total liabilities	14,591	14,917

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	627,747	626,810
Treasury Stock	(97,491)	(90,613)
Accumulated deficit	(455,169)	(456,391)
Unrealized loss on investments	(1,675)	(1,512)
Total stockholders' equity	73,459	78,341
Total liabilities and stockholders' equity	$88,050	$93,258